Filed Pursuant to Rule 424(b)(3)
File No. 333-140842

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

Prospectus Supplement No. 3 Dated February 15, 2008
To Prospectus Dated November 2, 2007

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 17 – Global Incorporated, dated November 2, 2007 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 17 – Global Incorporated upon request.

Correction to Prospectus Supplement No. 2

The third paragraph on page A-10 of Annex A to our Prospectus Supplement No. 2 dated December 27, 2007, contained a typographical error whereby amounts presented in the paragraph were incorrectly stated in thousands rather than millions. The corrected paragraph is set forth below.

Among the payments reflected on documents produced to the Staff were certain payments, aggregating in excess of $9,600,000, made to a broker-dealer, which distributed shares of the REITs. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments, CPA®:10 paid in excess of $40,000; CIP® paid in excess of $875,000; CPA®:12 paid in excess of $2,455,000; CPA®:14 paid in excess of $4,990,000; and CPA®:15 paid in excess of $1,240,000. In addition, other smaller payments by the REITs to the same and other broker-dealers have been identified aggregating less than $1,000,000.

Our Offering

As detailed in the Prospectus, we are offering up to $2,475,000,000 in shares of our common stock, including $475,000,000 in shares of common stock through our distribution reinvestment plan. As of the date of this Prospectus Supplement, we have issued 2,769,786 shares of our common stock in connection with our offering raising aggregate gross proceeds of $27,688,069. Of this amount $15,615,157 was raised in January 2008 and $12,072,912 has been raised in February 2008 through the date of this Prospectus Supplement. No shares have been issued pursuant to our distribution reinvestment plan.

S-1